Exhibit 16.1

bakertilly
CHANNEL ISLANDS

Our ref:	HA/GH/CS

Securities and Exchange Commission 100 F Street N.E Washington, D.C. 20549 United States of America	PO Box 437 2nd Floor Lime Grove House Green Street St Helier Jersey, JE2 4UB Channel Islands mail@bakertilly.je www.bakertilly.je

26 February 2026

Dear Sirs,

We have been furnished with a copy of the statements made under the caption “Change in Registrant’s Certifying Accountant” included in the Additional Information section of the Form F-4 to be filed by CoinShares International Limited, relating to the event that occurred on 2 June 2025.

We agree with such statements insofar as they relate to our firm and the period during which we served as Registered Auditor.

Yours faithfully,

/s/ Baker Tilly Channel Islands Limited

Baker Tilly Channel Islands Limited

ASSURANCE.ADVISORY.TAX

Baker Tilly Channel Islands Limited trading as Baker Tilly Channel Islands is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

Baker Tilly Channel Islands Limited, Incorporated in Jersey, Channel Islands, Registration No. 80451

Registered Office: 2nd Floor, Lime Grove House, Green Street, St. Helier, Jersey, JE2 4UB

Directors: David Hopkins FCA and Ewan Spraggon FCA